Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Crawford & Company

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee(3)
Equity	Class A Common Stock, $1.00 par value	Other	1,000,000 (2)	$9.882	$9,882,000	$0.00014760	$1,458.58
Total Offering Amounts							$1,458.58
Total Fee Offsets (4)							-
Net Fee Due							$1,458.58

(1)            Pursuant to Rule 416 of the Securities Act of 1933 (the “Securities Act”), there are also registered hereunder such indeterminate number of additional securities as may become available for issuance pursuant to any listed plans as a result of the antidilution provisions contained therein.

(2)            Consists of 1,000,000 additional shares of Class A Common Stock issuable pursuant to the Crawford & Company Non-Employee Director Stock Plan (as Amended and Restated May 10, 2024).

(3)            Calculated pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, as amended, based on the average of the high and low price for the Registrant’s Class A Common Stock on July 31, 2024.

(4)            The Registrant does not have any fee offsets.